Exhibit 99.1 (c) 2

ARCLIGHT SYSTEMS LLC

Unaudited Statements of Operations

Nine months ended September 30, 2003 and 2002

	2003	2002
Revenues	$238,391	$—
Operating expenses:
Equipment operating expenses	4,336,704	2,106,664
Selling and marketing	1,869,206	2,010,499
Product development	13,086,818	11,841,670
Loss from disposal and sale of assets	—	550,682
General and administrative	3,569,352	3,555,703

Total operating expenses	22,862,080	20,065,218

Loss from operations	(22,623,689)	(20,065,218)

Other income (expense):
Interest expense	—	(148,938)
Interest income	452,113	377,134

Total other income (expense)	452,113	228,196

Net loss from continuing operations	(22,171,576)	(19,837,022)

Discontinued operations:
Income from discontinued operations	1,635,331	76,544,403

Net income (loss)	$(20,536,245)	$56,707,381

See accompanying notes to financial statements.